Telomolecular Corp.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 26, 2007
(Date of earliest event reported)

TELOMOLECULAR CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware 000-52303 20-4094917
(State of Other Jurisdiction Incorporation) (Commission File No.) (IRS Employer Identification No.)

10933 Trade Center Dr., Ste 102, Rancho Cordova, CA 95670
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number: 916-410-8681

________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

- Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

- Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

- Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

- Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 8.01 Other Events.

On October 26, 2007, Telomolecular Corp. issued a press release clarifying a previous press release that had been issued on October 10, 2007, relating to a proposed facility in Louisiana. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No. Description of Exhibit

99.1 Press release dated October 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TELOMOLECULAR CORP.

Date: October 26, 2007 By:
/s/ Matthew Sarad
Matthew Sarad
President and Chief Executive Officer

Ex 99.1

TELOMOLECULAR CORP. ISSUES CLARIFICATION OF PRIOR RELEASE

PROPOSED LOUISIANA FACILITY IN INITIAL PHASE TO DETERMINE VIABILITY

RANCHO CORDOVA, CA, On October 10, 2007, Telomolecular Corp. issued a press release related to a proposed facility in Louisiana. Today, Telomolecular clarified that the proposed facility being considered for development in Louisiana is still in the early planning phase, and remains subject to receipt of adequate funding, among other contingencies.

In or around November of 2006, Telomolecular hired a Washington D.C. based consulting firm to solicit state and federal grants in order to build a multi-purpose, multi-tenant office and research facility in Louisiana and to plan the details of the build including the determination of feasibility. The firm estimates the size of the proposed facility at 140,000 square feet with an initial, estimated construction cost of $43 million. The proposed facility remains in the early planning stages and is subject to a number of contingencies. Certain state and local agencies have expressed interest in the facility and have indicated that they will support efforts to locate the facility in Louisiana. The Company intends to seek a portion of the federal funds allocated to rebuild communities in certain hurricane disaster relief zones to subsidize the cost of building the proposed facility, and believes that the support of State and Local government agencies may be an important factor in determining how such funds are distributed. However, no funding commitments exist at this time and none may be forthcoming.

Significant additional work must be performed before Telomolecular can make a final determination on the facility size, budget, and viability. Detailed architectural plans and construction budgets have not yet been prepared. Although preliminary contacts have been made with general contractors, no contracts, bids or formal estimates have been prepared or obtained yet. Additional significant costs not included in the initial estimated budget are likely to be required, such as land acquisition costs, architectural and other professional fees, landscaping and grading.

David Dollar, Vice President of Sales for Telomolecular, said "Our initial focus has been to generate support and excitement for the concept of a dedicated, multi-tenant biotechnology and research facility among state and local agencies in Louisiana, as well as to determine the potential to attract state and federal grants or subsidies. Based on the positive feedback and level of interest in the facility that we have received from the Louisiana Department of Economic Development, as well as certain local officials, we determined it was appropriate to publicly announce the proposed facility and move forward with additional studies and planning. By publicly announcing the proposed facility, we believe we can generate additional support in the community and create a higher profile for the proposed facility. However, much remains to be done before we will be able to determine if we will be able to proceed with actual construction of the proposed facility."

Telomolecular is working to identify specific sources of funding, and is still determining if the facility will qualify for state and federal grants that have been allocated to post-Katrina rebuilding and development. Without such funding, Telomolecular would likely be unable to build the facility. In addition, it is anticipated that Telomolecular would need significant third-party commercial bank construction loans and financing.

Telomolecular has selected a preliminary site in West Baton Rouge for the proposed facility, and expects to undertake additional studies with respect to environmental, zoning, and other important aspects of the proposed site to confirm its suitability and availability.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. In this release and in related comments by Telomolecular management, use of words like expect, anticipate, estimate, forecast, initiative, objective, plan, goal, project, outlook, priorities, target, intend, evaluate, pursue, seek, may, would, could, should, believe, potential, continue, designed, or impact is intended to identify forward-looking statements that represent Telomolecular current judgments about possible future events. Actual results may differ materially due to a variety of important factors.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, availability of funds, grants, and financing for the facility; completion of detailed plans, budgets and estimates for the facility; ability of Telomolecular to attract tenants and charge rents adequate to make the facility economically viable; obtaining local and state approval and zoning for the facility; identifying and acquiring adequate land on commercially reasonable terms; the potential for actual costs to exceed estimates; the ability to identify and hire an architectural firm and a general contractor on acceptable terms; and the cost and availability of construction materials and adequate supply of skilled labor. Additional risks that could affect Telomolecular can be found in the "Risk Factors" section of Telomolecular Form 10-SB filed with the U.S. Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Telomolecular undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.